Filed Pursuant to Rule 433
Registration Statement No. 333-124095
Dated 4 October, 2006

ReCon linked to WCI Communities, Inc. (WCI) 17.00% Coupon, 1 Year, 50% Knock-In
Final Terms and Conditions	October 4, 2006

Summary Terms of Note

Security Codes	:	• CUSIP: 28264QDK7 • ISIN: US28264QDK76 • Common: 027078451

Underwriter	:	Deutsche Bank Securities Inc. (DBSI)

Issuer Ratings	:	Moody’s Aaa / S&P AA+ / Fitch AAA (see issuer info. below)

Issuance Amount	:	2,835,000.00

Denomination	:	$1,000 per Note (min. investment $1,000).

Underlying	:	WCI Communities, Inc. common stock: ISIN: US92923C1045 (Bloomberg: WCI Equity <GO>), listed on the New York Stock Exchange

Initial Reference Level	:	$16.35 (at 4:00 PM New York time)

Final Reference Level	:	Official closing level of the Underlying on the Final Valuation Date.

Coupon	:	17.00%p.a. (30/360) total Coupon, paid quarterly increments of 4.25%.

Knock-In Level	:	$8.18 (50.00% of Initial Reference Level.)

Share Redemption Amount	:	61.1621 shares per Note. If shares are redeemed the investor will receive an amount of shares equal to the (Denomination / Initial Reference Level). Fractional Shares will be cash settled.

Redemption Amount at Maturity	:	The Securityholder will receive at Maturity for each Note, in addition to the final Coupon Payment, an amount equal to the following:
1.	If the Final Reference Level is ≥ the Initial Reference Level:
•	A cash payment equal to the Denomination ($1,000)
2.	If the Final Reference Level is < the Initial Reference Level:
•	If, the Underlying never officially closed at or below the Knock-In Level from the Initial Valuation Date through the Final Valuation Date:
•	A cash payment equal to the Denomination ($1,000)
•	If, the Underlying did officially close at or below the Knock-In Level from the Initial Valuation Date through the Final Valuation Date
•	A number of shares equal to the Share Redemption Amount
Fractional shares will be settled in cash and equal to:
•	(Fractional Share x Final Reference Level)

Secondary Listing	:	Unlisted: DBSI intends to post an indicative secondary market on:
Bloomberg Page: DBUS <GO>, and on the website at http://www.usxmarkets.db.com

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.

Coupon Breakdown	:	• Interest Component: 4.87% • Option Component: 12.13%

Business Days	:	London, New York (following business day convention)

Form of Note	:	Settles via DTC. Global. Book Entry. The Notes will be represented by a single registered global note, deposited with the Depository Trust Company.

Issuer	:	Eksportfinans ASA

Calculation Agent	:	Deutsche BankAG, London Branch

Governing Law	:	New York

Relevant Dates

Initial Valuation Date	:	October 4, 2006

Initial Settlement Date	:	October 10, 2006 (T+3)

Coupon Payment Dates	:	Jan. 10, 2007, Apr. 10, 2007, Jul. 10, 2007, and Oct. 10, 2007 (same as the Maturity Date)

Final Valuation Date	:	October 4, 2007

Maturity / Final Settlement Date	:	October 10, 2007 (3 Business Days after the Final Valuation Date)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.